EXHIBIT 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Employment Agreement”) is made and entered into on this 26 day of December, 2008, effective as of the 1st day of July, 2008, by and among SUMMIT COMMUNITY BANK, INC. (the “Bank”), SUMMIT FINANCIAL GROUP, INC. (“Summit FGI”) and BRADFORD E.  RITCHIE (the “Employee”).

WHEREAS, the Bank has offered employment to Employee subject to certain terms and conditions hereinafter set forth and Employee has indicated his willingness to accept such employment,

WHEREAS, Employee, Summit FGI and Bank executed an employment agreement July 7, 2008, effective as of July 1, 2008;

WHEREAS, under Paragraph 18 said employment agreement may be modified by a writing signed by all the parties thereto; and

WHEREAS, the parties hereto, in the interests of clarity and for other reasons stated herein, and for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), wish to amend and restate this Employment Agreement, provided that, notwithstanding any other provisions of this Employment Agreement, this amendment applies only to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Employee, by executing this Employment Agreement, shall be deemed to have elected the timing and form of distribution provisions of this Employment Agreement, and to otherwise further revise the Employment Agreement all on or before December 31, 2008.

NOW THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, the Bank, Summit FGI and Employee contract and agree as follows:

1.           Definitions.  The following definitions in addition to any terms otherwise defined herein, shall apply to designated phrases used in this Employment Agreement.

(a)
“Change of Control”  shall mean with respect to (i) Bank, Summit FGI or an Affiliate for whom the Employee is performing services at the time of the Change in Control Event; (ii) Bank, Summit FGI or any Affiliate that is liable for the payment to the Employee hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Employee for Bank, Summit FGI or such corporation (or corporations) or there is a bona fide business purpose for Bank, Summit FGI or such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making Bank, Summit FGI or such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this Paragraph, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this Paragraph, a Change in Ownership or Effective Control or a Change in the Ownership of a Substantial Portion of the Assets of a Corporation as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of a “Change in Control Event” thereunder.

(b)
“Salary” means Employee’s average of annual base salary for the two full year periods immediately prior to the date of the consummation of a Change of Control or for two full year periods immediately preceding the date of Separation from Service, whichever is greater.

(c)
“Good Cause” includes (i) Employee’s commission of any act constituting theft, intentional wrongdoing or fraud; (ii) the conviction of the Employee of a felony criminal offense in either state or federal court; or (iii) any single act by Employee constituting gross negligence or that causes material harm to the reputation, financial condition or property of Summit FGI or the Bank.

(d)	“Disability” means unable as a result of a physical or mental condition to perform Employee’s normal duties as Charleston Area President from day to day in Employee’s usual capacity.

(e)
“Retirement” means Separation from Service by Employee in accordance with Summit FGI’s and/or the Bank’s retirement plan, including early retirement as approved by the Board of Directors of Summit FGI and/or the Bank.

(f)
“Good Reason” means a Change of Control in Summit FGI and/or the Bank and the occurrence of one or more of the following events prior to the expiration of twenty-four (24) months after consummation of the Change of Control:

(i) a material decrease in the total amount of Employee’s base salary below its level in effect on the date of consummation of the Change of Control, without Employee’s prior written consent; or

(ii) a material reduction in Employee’s job duties and responsibilities without Employee’s prior written consent; or

(iii) a material geographical relocation of Employee without Employee’s prior written consent, which shall be deemed to mean relocation to an office more than twenty (20) miles from Employee’s location at the time of the Change of Control; or

(iv) failure of Summit FGI and/or the Bank to obtain assumption of this Employment Agreement by its/their successor, which shall be deemed a material breach of this Employment Agreement; or

(v) any purported termination of Employee’s employment which is not effected pursuant to a notice of termination required in Paragraph 17 of this Employment Agreement, which shall be deemed a material breach of this Employment Agreement.

Provided, that Employee provides notice to the Bank of the existence of the occurring condition described in this Paragraph 1(f)  no later than ninety (90) days after the initial occurrence thereof, and the Bank fails to correct or remedy the condition within thirty (30) days of receipt of such notice.

(g)
“Wrongful Termination” means termination of Employee’s employment prior to the expiration of twenty-four (24) months after consummation of a Change of Control for any reason other than at Employee’s option, Good Cause or the death, Disability or Retirement of Employee.

(h)
“Separation from Service” means the severance of Employee’s employment with the Bank, Summit FGI, or any other affiliate for any reason.  Employee separates from service with the Bank, Summit FGI or any other affiliate if he dies, retires, separates from service because of the Employee’s Disability, or otherwise has a termination of employment with the the Bank, Summit FGI or any other affiliate.  However, the employment relationship is treated as continuing intact while Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Employee’s right to reemployment with the the Bank, Summit FGI or any other affiliate is provided either by statute or by contract.  If the period of leave exceeds six months and Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Employment Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to

(i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service;

(ii) in any instance in which such Employee is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Employment Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Employee shall only be considered to meet the requirements of a Separation from Service hereunder if such Employee meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Employment Agreement which would otherwise apply;

(iii) in any instance in which Employee is an employee and an independent contractor of the Bank, Summit FGI or any other affiliate or any combination thereof, Employee must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if an Employee provides services both as an employee and a member of the Board of Directors of the Bank, Summit FGI or any other affiliate or any combination thereof, the services provided as a director are not taken into account in determining whether the Employee has had a Separation from Service as an employee under this Employment Agreement, provided that no plan in which such Employee participates or has participated in his capacity as a director is an Aggregated Plan; and

(iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation or guidance of like import, in the event of an asset purchase transaction as described therein.

2.           Special Rules.  The following special rules shall apply to this Employment Agreement.

(a)
Date Payments Deemed Made.  In accordance with Code Section 409A and to the extent permitted by said Code Section 409A and the regulations and guidance issued thereunder, any payment to or on behalf of Employee under this Employment Agreement shall be treated as having been made on a date specified in this Employment Agreement if it is made on a later date within Employee’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date provided that, in any event, Employee is not permitted, directly or indirectly, to designate the taxable year of any payment.

(b)
Six-Month Delay.  Notwithstanding any other provisions of this Employment Agreement, if Employee is a Specified Employee (within the meaning of Code Section 409A) on Employee’s date of Separation from Service, then if any payment of deferred compensation (within the meaning of Code Section 409A) is to be made upon or based upon Employee’s Separation from Service other than by death, under any provision of this Employment Agreement, and such payment of deferred compensation is to be made within six months after Employee’s date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Employee (other than by death,) provided further, however, that in the case of any payment of deferred compensation which is to be made in installments, with the first such installment to be paid on or within six months after the date of Separation from Service other than by death, then in such event all such installments which would have otherwise been paid within the date which is six months after such Separation from Service of Employee (other than by death) shall be delayed, aggregated, and paid, notwithstanding any other provision of this Employment Agreement, on the date which is six months after such Separation from Service of Employee (other than by death), with the remaining installments to continue thereafter until fully paid hereunder.  Notwithstanding any of the foregoing, or any other provision of this Employment Agreement, no payment of deferred compensation upon or based upon Separation from Service may be made under this Employment Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, if Employee is a Specified Employee on Employee’s date of Separation from Service.  This Paragraph 2(b) shall only apply to delay the payment of deferred compensation to Specified Employees as required by Code Section 409A and the regulations and guidance issued thereunder.

3.           Term.  The term of this Employment Agreement shall be for two (2) years beginning on July 1, 2008, unless one of the parties terminates this Employment Agreement as provided herein.  Absent termination by one of the parties as provided in this Employment Agreement, the term of this Employment Agreement shall automatically be extended for unlimited additional one (1) year term(s), in which case any such term shall end one (1) year from the date on which it is last renewed.

4.           Duties.  Employee shall perform and have all of the duties and responsibilities that may be assigned to him from time to time by the Board of Directors of the Bank as Charleston Area President.  Employee shall devote his best efforts on a full-time basis to the performance of such duties.

5.           Compensation and Benefits.  During the term of this Employment Agreement, including any extensions, the Bank agrees that Employee’s compensation and benefits shall be as follows:

(a)
Base Salary and Signing Bonus.  Employee’s base salary as of the effective date of this Employment Agreement is $185,000 per year.  Employee shall be considered for salary increases on the basis of merit on an annual basis, with any future increases subject to the sole discretion of the Bank.

(b)
Bonus.  In addition to the base salary provided for herein, Employee shall be eligible for incentive-based bonuses subject to goals and criteria to be determined by the Board of Directors of the Bank and/or Summit FGI; provided, however, that any such plans, if required to be aggregated for Code Section 409A purposes with this Agreement or any other agreement between Employee and Summit FGI, Bank, or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

(c)	Paid Leave. Employee shall be entitled to all paid leave as provided by the Bank to other similarly-situated employees.

(d)
Fringe Benefits.  Except as specified below, the Bank shall afford to Employee the benefit of all fringe benefits afforded to all other similarly-situated employees of the Bank, including but not limited to retirement plans, stock ownership or stock option plans, life insurance, disability, health and accident insurance benefits or any other fringe benefit plan now existing or hereinafter adopted by the Bank, subject to the terms and conditions thereof.  Provided, that any such plans, if required to be aggregated for Code Section 409A purposes with this Employment Agreement or any other agreement between Employee and Summit FGI, Bank, or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

(e)
Business Expenses.  The Bank shall reimburse Employee for reasonable expenses incurred by Employee in carrying out his duties and responsibilities, all provided such expense is incurred by Employee prior to Separation from Service, including but not limited to reimbursing civic club organization dues, monthly country club dues and reasonable expenses for customer entertainment.  The reimbursement of an eligible expense shall be made by Bank no later than the last day of Employee’s taxable year during which the expense was incurred, or if later, the fifteenth day of the third month after such expense was incurred, and Employee is required to request reimbursement and substantiate any such expense no later than ten days prior to the last date on which Bank is required to provide reimbursement for such expense hereunder.  The amount of expenses eligible for reimbursement under this Paragraph 5(e) during Employee’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.  The right to reimbursement under this Paragraph 5(e) is not subject to liquidation or exchange for another benefit.  In addition, the right to reimbursement of eligible expenses under this Paragraph 5(e) is subject to the provisions of Paragraph 2(b) to the extent applicable.

6.           At-Will Employment.  This Employment Agreement does not alter the fact that the employment of Employee may be terminated without cause by either Employee or the Bank at any time.  Any such termination in and of itself shall not be viewed as a breach of this Employment Agreement; rather, the Employee shall be entitled to all of the benefits and be subject to all of the obligations of this Employment Agreement according to its terms.

7.           Termination for Other than Good Cause.

(a)
If the Bank terminates Employee’s employment for other than Good Cause, resulting in Employee’s Separation from Service, and Paragraph 9 of this Employment Agreement does not apply, the Bank hereby agrees to pay Employee a cash payment equal to one (1) year of Employee’s Salary, as severance, and said cash payment shall be paid in a lump sum on the date of Employee’s Separation from Service hereunder, subject to the provisions of Paragraph 2(b) to the extent applicable.

(b)
If the Bank terminates Employee’s employment for other than Good Cause, resulting in Employee’s Separation from Service,  and Paragraph 9 of this Employment Agreement does not apply, then for the period beginning on the date of Employee’s Separation from Service hereunder and ending on the last date of the term of this Agreement then in effect, Employee will be entitled to receive his reasonable share of Summit FGI’s and/or the Bank’s cash bonuses earned as of the last day of employment, if any, allocated in accordance with existing policies and procedures and authorized by the Board of Directors of Summit FGI and/or the Bank; any such bonus so paid to Employee hereunder for any quarter shall be paid on the last day of the quarter to which such bonus relates, subject to the provisions of Paragraph 2(b) to the extent applicable.  The amount of Employee’s cash incentive award shall not be reduced due to Employee not being actively employed for the full period.

(c)
The severance compensation set forth in this Paragraph 7 shall not be duplicative of any compensation to which Employee may be entitled pursuant to Paragraph 9 of this Employment Agreement.  In the event that Employee is entitled to compensation pursuant to Paragraph 9 of this Employment Agreement, this Paragraph 7 shall not apply.

8.           Termination for Good Cause.  Subject to the provisions of Paragraph 9 below, if Employee terminates his employment with the Bank for any reason or the Bank terminates Employee’s employment for Good Cause, Employee shall not be entitled to any compensation other than that which is earned and payable as of the date of Separation from Service, which shall be paid to Employee in accordance with normal  payroll procedures.

9.           Termination for Good Reason or Wrongful Termination.

(a)
Except as hereinafter provided, if Employee terminates his employment with the Bank for Good Reason or the Bank terminates Employee’s employment in a manner constituting Wrongful Termination, resulting in Employee’s Separation from Service,  the Bank hereby agrees to pay Employee a cash payment equal to Employee’s Salary, on a monthly basis, multiplied by the number of months between the date of Separation from Service and the date that is twenty-four (24) months after the earlier of (i) the date of Separation from Service and (ii) the date of consummation of Change in Control; provided that in no event shall Employee receive a lump sum payment that is less than 100% of his annual base salary and said cash payment shall be paid in a lump sum on the date of Employee’s Separation from Service hereunder, subject to the provisions of Paragraph 2(b) to the extent applicable.

(b)
If  Employee terminates his employment with the Bank for Good Reason or the Bank terminates Employee’s employment in a manner constituting Wrongful Termination, resulting in Employee’s Separation from Service, then for the period beginning on the date of Employee’s Separation from Service hereunder and ending on the last date of the term of this Employment Agreement then in effect, Employee will be entitled to receive his reasonable share of Summit FGI’s and/or the Bank’s cash bonuses earned as of the last day of employment, if any, allocated in accordance with existing policies and procedures and authorized by the Board of Directors of Summit FGI and/or the Bank; any such bonus so paid to Employee hereunder for any quarter shall be paid on the last day of the quarter to which such bonus relates, subject to the provisions of Paragraph 2(b) to the extent applicable.  The amount of Employee’s cash incentive award shall not be reduced due to Employee not being actively employed for the full period.

(c)
If compensation pursuant to Paragraph 9(a) is payable, Employee will continue to participate, without discrimination, for the number of months between the date of Separation from Service and the date that is twenty-four (24) months after the date of the consummation of the Change of Control in (i) any medical insurance plan maintained after any Change of Control for employees, in general, of Summit FGI and/or the Bank and/or any successor organization(s), provided Employee’s continued participation is possible under the general terms and conditions of such plan, and provided that, notwithstanding any other provision of this paragraph 9(c), such participation in such plan shall be limited to the shorter of (a) the number of months between the date of Separation from Service and the date that is twenty-four (24) months after the date of the consummation of the Change of Control and (b) the period of time, if any, during which the Employee would be entitled (or would but for this Agreement, be entitled) to continuation coverage under a group health plan of Bank under Code Section 4980B (sometimes referred to as “COBRA”) if the service provider elected such coverage and paid the applicable premiums, and (ii) any disability insurance plan maintained after any Change of Control for employees, in general, of Summit FGI and/or the Bank and/or any successor organization(s), provided Employee’s continued participation is possible under the general terms and conditions of such plan.  In the event Employee’s participation in any such plan is barred, Summit FGI and/or the Bank shall arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled had his participation not been barred, but only for the respective periods of time specified in the preceding sentence.  However, in no event will Employee receive from Summit FGI and/or the Bank the employee benefits contemplated by this section if Employee receives comparable benefits from any other source.  Also, notwithstanding any other provisions of this Paragraph 9(c), (i) any expenses eligible for reimbursement hereunder, or in-kind benefits provided during any taxable year of Employee may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year, (ii) the reimbursement of an eligible expense under this Paragraph 9(c) must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement or in-kind benefits under this Paragraph 9(c) shall be subject to liquidation or exchange for any other benefit, and (iv) benefits provided under this Paragraph 9(c) shall be subject to the provisions of Paragraph 2(b) to the extent applicable.

(d)	The compensation set forth in this Paragraph 9 shall not be duplicative of any compensation to which Employee may be entitled pursuant to Paragraph 7 of this Employment Agreement.

10.           Other Employment.  Employee shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment.  The amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided (except as set forth in Paragraph 9(c) above) as the result of employment by another employer after the date of termination.

11.           Rights of Summit FGI Prior to the Change of Control.  This Employment Agreement shall not affect the right of Summit FGI or the Bank to terminate Employee, or to reduce the salary or benefits of Employee, with or without Good Cause, prior to any Change of Control; provided, however, any termination resulting in Employee’s Separation from Service for any reason other than at Employee’s option, Good Cause or the death, Disability or Retirement of Employee that takes place before any Change of Control but after discussions have commenced that result in a Change of Control shall be presumed to be a Wrongful Termination, absent clear and convincing evidence to the contrary.

12.           Noncompetition and Nonsolicitation.  In consideration of the covenants set forth herein, including but not limited to the compensation set forth in Paragraphs 5, 7 and 9 above, Employee agrees as follows:

(a)
For the entire duration of Employee’s employment with the Bank and/or Summit FGI, and for two (2) years following the termination under Paragraphs 8 or 9 of this Employment Agreement or for one (1) year following the termination under Paragraph 7 of this Employment Agreement (the “Restricted Period”), Employee shall not (i) within a seventy-five (75) mile radius of the Bank location in which Employee worked directly or indirectly engage in any business or activity of any nature whatsoever that is competitive with the business of the Bank and/or Summit FGI or (ii) sell or solicit the sale of, any services related thereto, directly or indirectly, to any of the Bank’s customers or clients within the State of West Virginia, the Commonwealth of Virginia or any other states in which the Bank and/or Summit FGI conduct such business or sells services in the future.

(b)
Without limitation of the foregoing, during the Restricted Period Employee shall not serve as a proprietor, partner, officer, director, stockholder, employee, sales representative or consultant for any organization, company or business entity of any type that engages in any business or activity of any nature whatsoever, that engages in any activity described in Paragraph 12(a) above provided however that this provision will not prohibit Employee from (i) owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, or (ii) accepting a position with a nationally- recognized professional services firm, provided that in such capacity, Employee does not render services, directly or indirectly, to any client or customer of such firm that engages in any business or activity described in Paragraph 12(a), above.

(c)
Employee acknowledges and agrees that in the event of the breach or threatened breach of this provision, the harm and damages that will be suffered by Summit FGI and the Bank are not susceptible of calculation or determination with a reasonable degree of certainty, and cannot be fully remedied by an award of money damages or other remedy at law.  Employee further acknowledges and agrees that considering Employee’s relevant background, education and experience, Employee will be able to earn a livelihood without violating the foregoing restrictions.  In addition to any and all other rights and remedies available to Summit FGI and/or the Bank in the event of any threatened, actual or continuing breach of this covenant not to compete, Employee consents to and acknowledges Summit FGI and/or the Bank’s right and option to seek and obtain in any court of competent jurisdiction a preliminary and/or permanent injunction in respect of any threatened, actual or continuing breach of the covenant not to compete set forth herein.

(d)
In the event that this provision shall be deemed by any court or body of competent jurisdiction to be unenforceable in whole or in part by reason of its extending for too long a period of time, or too great a geographical area or over too great a range of activities, or overly broad in any other respect or for any other reason, then and in such event this Employment Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area or range of activities, or otherwise, so as to render these provisions valid and enforceable, and as so modified, these provisions shall be enforceable and enforced.

(e)	The Paragraph 12 shall not apply in any respect to Employee in the event of the consummation of a Change in Control unless Employee agrees otherwise in writing.

13.           Confidential Information.

(a)
Employee agrees not to use, publish or otherwise disclose (except as Employee’s Bank duties may require), either during or at any time subsequent to his/her employment, any secret, proprietary or confidential information or data of the Bank and/or Summit FGI or any information or data of others that the Bank and/or Summit FGI are obligated to maintain in confidence.  Employee understands that the use, publication or other disclosure of such information may violate privacy rights, as well as expose the Bank and/or Summit FGI to financial loss, competitive disadvantage and/or embarrassment.  Employee also understands that it is Employee’s duty to take adequate care to ensure that such secret, proprietary or confidential information is not used, published or otherwise disclosed by others.

(b)
Employee also agrees upon any termination of his/her employment to deliver to the Bank promptly all items that belong to the Bank and/or Summit FGI or that by their nature are for the use of employees of the Bank and/or Summit FGI only, including, without limitation, all written and other materials that are of a secret, proprietary or confidential nature relating to the business of the Bank, Summit FGI and/or Summit FGI’s affiliates.  All business developed and produced by Employee while in the employ of Summit FGI and/or the Bank is the exclusive property of Summit FGI and/or the Bank unless specifically excluded in this Agreement.  Employee shall not, during the term of this Agreement or any time thereafter, intentionally interfere with any business or contractual relationship of Summit FGI and/or the Bank.

(c)
For purposes of this Employment Agreement, the terms “secret” or confidential” are used in the ordinary sense and do not refer to official security classifications of the United States Government.  Without limitation, examples of materials, information and data that are considered to be of a secret or confidential nature are for purposes of this Employment Agreement include but are not limited to drawings, manuals, customer lists, notebooks, reports, models, inventions, formulas, processes, machines, compositions, computer programs, accounting methods, business plan, bonus programs and information systems including such materials, information and data that are in machine-readable form.

14.           No Prior Obligation:  Other than this Employment Agreement, Employee represents that there are no agreements, covenants or arrangements, whether written or oral, in effect which would prevent him from rendering service to Summit FGI and/or the Bank during the term of this employment and he has not made and will not make any commitments, become associated, either directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any business or organization, unless such activity complies with Summit FGI’s Code of Ethics.  Employee expressly agrees to indemnify and hold harmless Summit FGI and the Bank and their affiliates, and Summit FGI’s and the Bank’s and their affiliates’ directors, officers and employees from any and all liability resulting from or arising under the breach of this representation and warranty.  This indemnification is in addition to and not in substitution of rights Summit FGI and/or the Bank may have against Employee at common law or otherwise.

15.           Successors; Binding Agreement; Exclusive Remedy.

(a)
Summit FGI and/or the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Summit FGI and/or the Bank, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Employment Agreement.

(b)
This Employment Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

(c)
This Employment Agreement shall represent the exclusive and only remedy of Employee in the event a termination occurs after a Change in Control.  Summit FGI, the Bank and Employee agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to either party should Employee be terminated or terminate his employment during the term of this Employment Agreement.  Summit FGI, the Bank and Employee agree that the payment provided herein is reasonable and not a penalty, based upon the facts and circumstances of the parties at the time of entering this Employment Agreement, and with due regard to future expectations.

16.           Arbitration.  Except for any dispute arising out of the obligations set forth in Paragraph 12 of this Employment Agreement, any dispute between the parties arising out of or with respect to this Employment Agreement or any of its provisions or Employee’s employment with the Bank shall be resolved by the sole and exclusive remedy of binding arbitration.  Unless otherwise agreed by the parties, the arbitration shall be conducted in Moorefield, West Virginia under the auspices of, and in accordance with the rules of the American Arbitration Association.  Any decision issued by an arbitrator in accordance with this provision shall be final and binding on the parties thereto and not subject to appeal or civil litigation.

17.           Notice.  For the purposes of this Employment Agreement, notices, demands and other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by the United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:  119 Cornwall Lane, Charleston, WV  25314

If to the Bank:  PO Box 680, Moorefield, WV  26836

If to Summit FGI:  PO Box 179, Moorefield, WV  26836

or such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18.           Miscellaneous.  No provisions of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and authorized officers of Summit FGI and the Bank, all provided that (i) no modification, waiver or discharge shall be effective if it would, if effective, cause this Employment Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such modification, waiver or discharge, and (ii) the provisions of this paragraph 18 are irrevocable.  No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provisions of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

19.           Validity.  The invalidity or unenforceability of any provision or provisions of this Employment Agreement shall not affect the validity or enforceability of any other provisions of this Employment Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be signed as of the day and year first above written.

          SUMMIT COMMUNITY BANK, INC.

          By:    /s/ H. Charles Maddy, III

          Its:       Co-Chairman

          SUMMIT FINANCIAL GROUP, INC.

          By:    /s/ H. Charles Maddy, III

          Its:     President

                 /s/ Bradford E. Ritchie
          BRADFORD E. RITCHIE